UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2005

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 28, 2005, the Compensation Committee of the Board of Directors of the Company took the actions described below.

(a) Approved the Long-Term Value Creation Reward Program (VCRP) for certain executive officers and key managers. The VCRP has two components - - a cash bonus component and a stock appreciation right (SAR) component. Certain participants will receive only SARs. The cash bonus awards and the SARs vest in one-third installments over a three-year period. An individual who is granted a cash bonus award under the VCRP will have a maximum aggregate bonus opportunity of 40% or 50% of the individual’s current annualized base salary rate. 100% of the individual’s cash bonus opportunity will be paid if the individual remains continuously employed by us for the three-year period. Individuals who are granted SARs will, following full vesting, receive a cash payment for each vested SAR equal to the amount (if any) that the then current average market price of the Company’s common stock exceeds the grant price.

Judy Sonnett is eligible to participate in the VCRP. It is anticipated that Ms. Sonnett will be granted a cash bonus opportunity of $70,000 and an award of approximately 5,600 SARs. None of the Company’s other named executive officers are eligible to participate in this program.

(b) Approved a revision to the Company’s 2005 Management Incentive Plan (the “2005 Plan”) applicable only to the Chief Executive Officer and his twelve direct reports. The revisions affect only the portion of the 2005 Plan attributed to financial performance. The revisions adjust the financial measure targets to reflect the recent acquisition of Bakelite A.G. and the combination of Borden Chemical, Inc. with Resolution Performance Products and Resolution Specialty Materials.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.

Date: August 3, 2005

	By:	/s/ William H. Carter
Executive Vice President and Chief Financial Officer